Exhibit 10.4
ULTA SALON, COSMETICS & FRAGRANCE, INC.
RESTRICTED STOCK AGREEMENT - VESTING
(DENNIS ECK)

ULTA SALON, COSMETICS & FRAGRANCE, INC.
RESTRICTED STOCK AGREEMENT – VESTING
(DENNIS ECK)
     THIS RESTRICTED AGREEMENT (“Agreement”), made as of June 21, 2004 (the “Date of Issuance”), is by and between Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) and Dennis Eck (“Director”).
     The Company desires to grant to the Director $.01 par value common shares of the Company (“Common Stock”), pursuant to the terms of the Second Amendment and Restatement of the Ulta Salon, Cosmetics & Fragrance Inc. Restricted Stock Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:
     1. DEFINITIONS. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.
     2. GRANT OF STOCK. As of the date hereof Company hereby grants to Director 500,000 shares of Common Stock (the “Restricted Stock”), subject to the terms and conditions of this Agreement.
     3. VESTING. Except as otherwise provided hereunder or pursuant to the terms of the Plan, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered from the Date of Issuance until the Director becomes vested in the shares of Restricted Stock (and restrictions thereon terminate) (the “Vested Shares”) in accordance with the following schedule:

Cumulative Percentage of
Shares of Restricted Stock
Date	Which are Vested Shares
the Date of Issuance	25%

May 1, 2005 – April 30, 2006	50%

May 1, 2006 –April 30, 2007	75%

May 1, 2007	100%
     Upon a Sale of the Company all shares of Restricted Stock shall become Vested Shares. Additionally, if the Director ceases to be a member of the Board of Directors of the Company by reason of death or Disability (as defined below) any time after the Company’s annual meeting of stockholders (the “Annual Meeting”) occurring in 2005, then all shares of Restricted Stock shall become Vested Shares. Otherwise, if Director ceases to be a member of the Board of Directors of the Company for any reason, he shall forfeit any unvested shares of Restricted Stock and such shares shall be returned to the Company. For purposes of this Agreement, the term “Disability” shall mean the mental or physical incapacity of the Director such that Director would be eligible to receive disability benefits under the Company’s long-term disability plan assuming for this purpose that Director is eligible for participation in such plan and that Directors occupation consist of his duties as a member of the Board of Directors prior to such incapacity.
     4. RESTRICTIONS ON COMMON STOCK. Director acknowledges and agrees that the Restricted Stock is subject to various restrictions set forth in the Plan. Director agrees as a holder of Restricted Stock to be bound by all terms, conditions and restrictions contained in the Plan. Director acknowledges that he has received a copy of the Plan.
     5. REPURCHASE RIGHTS.
          (a) In the event the Director (i) is removed as a director of the Company pursuant to Delaware law, (ii) is slated for election or re-election to the Board of Directors of the Company and refuses to serve, or (iii) resigns as a director of the Company then, the Vested Shares shall be subject to repurchase by the Company at their then Fair Market Value (and unvested shares of Restricted Stock shall be forfeited and returned to the Company) pursuant to the terms and conditions contained in Section 3 of the Plan.
          (b) In the event the Director is not slated for re-election to the Board of Directors of the Company, then upon his termination as a director, the Company shall waive its repurchase option under Section 3 of the Plan with respect to the Vested Shares and the unvested Shares of Restricted Stock shall be forfeited and returned to the Company. Notwithstanding the foregoing, the Investors (as defined in the Plan) shall retain their repurchase option under Section 3 of the Plan for any Vested Shares.
          (c) The Company shall waive its repurchase option under Section 3 of the Plan in the event the Director ceases to be a member of the Board of Directors of the Company by reason of death or Disability as follows: (i) if the Director’s service as a director ceases prior to the 2005 Annual Meeting, the Company will waive its repurchase option as to 25% of the Vested Shares, (ii) if the Director’s service ceases on or after the 2005 Annual Meeting, but prior to the 2006 Annual Meeting, the Company shall waive its repurchase option as to 50% of the Vested Shares, (iii) if the Director’s service ceases on or after the 2006 Annual Meeting, but prior to the 2007 Annual Meeting, the Company shall waive its repurchase option as to 75% of the Vested Shares, and (iv) if the Director’s service ceases on or after the 2007 Annual Meeting, the Company shall waive its repurchase option as to 100% of the Vested Shares. Notwithstanding the foregoing, the Investors shall retain their repurchase option under the terms and conditions of Section 3 of the Plan.
     6. NO ASSURANCES OF SERVICES. Nothing in this Agreement confers any right on the Director to continue as a director of the Company, or shall affect in any way the stockholders of the Company’s right to terminate the Director as a director at any time.
     7. SUBJECT TO COVENANTS. Director hereby agrees that the Restricted Stock issued hereunder is subject to and conditioned upon Director’s execution and full compliance with the terms of the Agreement Regarding Non Competition, Non Solicitation and Confidential Information (the “Non-Compete Agreement”) as set forth on Exhibit A hereto. If Director breaches any term of the Non-Compete Agreement he shall forfeit all rights to future vesting in any unvested shares of Restricted Stock.
     8. SECURITIES LAWS. Director represents and warrants to the Company that she is acquiring the Restricted Stock for her own account for investment purposes only and that she has no agreement, understanding, arrangement or intent to subdivide, sell assign or transfer any portion of or interest in the Restricted Stock to any other person.
     9. AMENDMENTS. Any amendment, alteration, suspension, discontinuation, cancellation or termination of the provisions of this Agreement that would impair the rights of the Director or any beneficiary of the Director shall not be effective without the consent of the Director or the beneficiary of the Director, as the case may be.
     10. MISCELLANEOUS.
          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (b) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Director, the Company, the Investors and their respective successors and assigns (including subsequent holders of Director Stock); provided that the rights and obligations of Director under this Agreement shall not be assignable except as permitted in connection with a permitted transfer of Restricted Stock under the Plan.
          (c) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and the holders of Common Stock. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.
          (d) Notices. All notices and other communications under this Agreement shall be in writing. Unless and until the Director is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:
Ulta Salon, Cosmetics & Fragrance, Inc.
1135 Arbor Drive
Romeoville, Illinois 60446
Attn: Chief Financial Officer
     Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for the Director and related to this Agreement, if not delivered by hand, shall be delivered by registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery to Director’s last known address as shown on the Company’s books. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.
     IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the Date of Issuance.

ULTA SALON, COSMETICS & FRAGRANCE INC.

By: /s/ Lyn Kirby
Its: Chief Executive Officer

DIRECTOR:

/s/ Dennis Eck
Dennis Eck

EXHIBIT A
AGREEMENT REGARDING
NONCOMPETITION, NONSOLICITATION
AND CONFIDENTIAL INFORMATION
          In consideration of my service as a consultant and as a director of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”), if elected, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, I, Dennis Eck hereby agree as follows:
     1. Noncompetition With Ulta. I understand and agree that I may receive valuable Confidential Information of Ulta and exposure to key suppliers and regular and near permanent customers of Ulta, including the operations of the Ulta Beauty Club and similar programs and Ulta’s plans and procedures for conducting its business on the World Wide Web/Internet (“Internet”). I, therefore, agree that, during the period beginning at the time I first serve as a consultant for Ulta and ending two years following the termination of my relationship as either a consultant to or as a director of Ulta, whichever is later (my “Noncompete Period”), I will not, directly or indirectly, own (other than as a shareholder or beneficial owner directly or indirectly owning five percent (5%) or less of the outstanding securities of a public company, publicly traded partnership or mutual fund), organize, consult with, be employed by, advise, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist any Competitor of Ulta. on the Internet or within the continents of North America, Australia and Asia (my “Restricted Area”).
          For purpose of this Agreement a “Competitor” means any person, company, firm, organization or other entity which is substantially similar to the business in which Ulta is engaged during my term as a consultant or director with Ulta. A business shall be deemed to be substantially similar to that of Ulta if it has a business strategy and product mix (including, without limitation, Sephora) which is similar to that of Ulta at the time in question or if it has the intent to develop such a business. However, for purposes of this Agreement the business and operations of Cole Myer, Ltd. Australia (“Cole Myer”) in Australia shall not be considered as a “Competitor” of Ulta, and Ulta acknowledges and agrees that I may continue to perform consulting services for Cole Myer with respect to its business in Australia without violating my covenants regarding non-competition under this Agreement.
     2. Nonsolicitation of Employees. I understand and agree that Ulta has expended and will continue to expend enormous time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identity and ability I would not learn but for my status as a consultant or director of Ulta. Therefore, I agree that, during my Nonsolicitation Period, I will not, without Ulta’s consent directly or indirectly, (a) hire, employ, retain or solicit, or attempt to hire, employ, retain or solicit, any employee of Ulta to work for, contract with, become a partner with or otherwise be retained by any person, company (except Ulta), firm, organization or other entity engaged in any business in which Ulta is engaged; (b) assist or advise any person, company (except Ulta), firm, organization or other entity in such hiring, employing, retaining, soliciting, or attempting to hire, employ, retain or solicit employees of Ulta; or (c) encourage any employee to be hired, employed, retained or solicited by any person, company (except Ulta), firm, organization or other entity. This paragraph shall not apply to the solicitation and hiring of employees of Ulta who perform strictly clerical duties for Ulta.

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     3. Nonsolicitation of Suppliers. I understand and agree that I will receive valuable Confidential Information of Ulta with respect to its relationships with suppliers of Ulta and that such relationships and the right to purchase and distribute products from many such suppliers are limited by such suppliers and constitute a valuable asset of Ulta. I, therefore, agree that, for my Noncompete Period, I will not, directly or indirectly, call upon, solicit or otherwise contact any suppliers of Ulta with whom I had contact during my term as a consultant or director of Ulta for purposes of introducing such supplier to a Competitor of Ulta or for purposes of inducing or encouraging any such supplier to sell any such product line to any other retailer that seeks to become a Competitor.
     4. Confidentiality of Information. I understand that during my term as a consultant or director of Ulta I will be exposed to Ulta’s Confidential Information. I agree to keep such information strictly confidential. Except as required by virtue of a subpoena or other court order which has also been served on Ulta, I agree not to disclose any Confidential Information to any person, company, firm, organization or other entity nor to make use, nor to allow any other person, company (except Ulta), firm, organization or other entity to make use, of Confidential Information.
     For purposes of this Agreement “Confidential Information” means any and all confidential and proprietary documents, information or other data (whether recorded or otherwise) not publicly known or available and otherwise not know in the retail or wholesale hair styling, beauty salon, spa services, fragrance, cosmetics, salon products or beauty aid/products industries or trades concerning Ulta and its businesses, customers, potential customers, suppliers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, manufacturing, purchasing, accounting, engineering, know-how, technical data, processes and product development and/or any other trade secrets of Ulta
     5. Return of Documents and Electronic Media. At the termination of my relationship as either a consultant or director with Ulta, I agree to promptly return to Ulta any and all confidential and proprietary documents and other tangible Confidential Information and data, regardless of the form in which it is recorded, as well as any and all copies and reproductions of such documents or other tangible Confidential Information and data (regardless of the form of such copies or reproductions), which I (i) received or obtained from or on behalf of Ulta or (ii) prepared, compiled or collected during the course of my directorship with Ulta. I specifically agree not to retain any copies of any Confidential Information. I further agree that upon Ulta’s request, I will execute a sworn statement certifying that I have complied with this paragraph.
     6. Injunctive Relief. I understand and agree that any violation of this Agreement will cause immediate and irreparable harm to Ulta, the exact extent of which will be difficult to ascertain, and that the remedies at law for any such violation could not adequately compensate Ulta. Therefore, I agree that Ulta shall be entitled to specific performance and/or immediate, preliminary and permanent injunctive relief for any violations of this Agreement. Ulta shall be entitled to such relief without the necessity of proving actual damages. I waive any necessity for the posting of a bond.
     7. Choice of Law; Jurisdiction; Venue; Other Enforcement Issues. This Agreement shall be governed by the laws of the State of Illinois. Ulta and I, both, irrevocably consent to the jurisdiction of the United States District Court for the Northern District of Illinois and to the Illinois Circuit Court of Cook County to adjudicate any disputes arising out of this Agreement. Ulta and I, both, further agree that, to the extent permitted by law, venue for all disputes arising under or related to this Agreement shall be in Chicago, Illinois. By entering into this Agreement, Ulta expressly does not release, compromise or waive any rights, remedies, claims or causes of action it may have against me for violation of any law, including without limitation the Illinois Trade Secrets Act, 765 ILCS 1065 et seq. or similar laws that may be applicable in other states.

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     8. Breach of Covenants. I acknowledge and agree that any breach by me of any of the covenants or agreements contained herein during the period of my directorship shall be grounds for immediate forfeiture of such directorship and forfeiture of any accrued and unpaid fees or other compensation and any stock options, as liquidated damages. I acknowledge that any such liquidated damages shall be in addition to, and not exclusive of, any and all other rights and remedies Ulta may exercise against me. In the event Ulta is required to enforce any of its rights hereunder, I shall be obligated to reimburse Ulta for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by Ulta in connection with the enforcement of its rights hereunder.
     9. Nonassignment. I shall not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement.
     10. Voluntary Agreement. I expressly acknowledge that I have voluntarily executed this Agreement and that I have had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as my execution thereof.
     11. Entire Agreement; Waivers; Modification. This Agreement is intended by the parties to be the complete, exclusive and final expression of Ulta’s and my agreement with respect to non-compete, non-solicitation and confidentiality provisions set forth above and supersedes, and may not be contradicted by, or modified or supplemented by, evidence of any prior or contemporaneous agreement as to such matters, and no extrinsic evidence whatsoever may be introduced to vary the terms of this Agreement. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. Ulta and I expressly agree that (i) this Agreement shall survive any termination or cessation of my term as a director of Ulta, whether the same be initiated or caused by either me or Ulta and regardless of the reason or merits for such termination or cessation and (ii) this Agreement may not be altered, amended, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement signed by me and an officer or director of Ulta.
     12. Blue Pencil; Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum less restrictive limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, Ulta and I further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.
     13. Descriptive Headings. Descriptive headings contained herein are for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions thereof.
Dated: May ___, 2003
DENNIS ECK

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ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:

Its :

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